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                                                                    EXHIBIT 99.1



Contact: Alex Singal (615) 263-3005

           PRISON REALTY TRUST ENTERS INTO MEMORANDUM OF UNDERSTANDING
               WITH RESPECT TO OUTSTANDING STOCKHOLDER LITIGATION

         NASHVILLE, Tenn. - (August 24, 2000) - Prison Realty Trust, Inc. (NYSE:
PZN) announced today that it has entered into a memorandum of understanding regarding the settlement of all outstanding stockholder litigation against Prison Realty and certain of its existing and former directors and executive officers. The memorandum of understanding, which is subject to the execution of a definitive stipulation of settlement by the parties, subsequent court approval and other customary conditions, provides for the "global" settlement of a series of purported class action and derivative lawsuits brought against Prison Realty by current and former stockholders of the company and its predecessors, the old Corrections Corporation of America and CCA Prison Realty Trust. These lawsuits were brought as the result of, among other things, agreements entered into by Prison Realty and its primary tenant, Corrections Corporation of America ("CCA"), in May 1999 to increase payments made by Prison Realty to CCA under the terms of certain agreements and previously announced transactions relating to the restructuring of Prison Realty and CCA led by the Fortress/Blackstone investment group and Pacific Life Insurance Company.

         "We are very pleased with the outcome of the negotiations with the plaintiffs in this matter," said William F. Andrews, chairman of the board of Prison Realty. "We believe the proposed settlement is in the best interest of Prison Realty and its stockholders, as it frees Prison Realty from the burden of significant litigation and allows the company to refocus its attention on its business and restoring its credibility. Additionally, any significant judgment against the company resulting from this litigation or a settlement for cash to be paid by the company would have resulted in a default under the terms of our credit facility."

         The memorandum of understanding provides that Prison Realty will pay or issue the plaintiffs:

         - approximately $48 million in cash payable solely from the proceeds under Prison Realty's and CCA's insurance policies; and

         - approximately $72.4 million in shares of Prison Realty common stock (or 16,550,000 shares at an agreed value of $4.375 per share).

         The shares of common stock to be issued by Prison Realty in accordance with the agreement will be subject to a stock price guarantee of $4.375 per share, which will require Prison Realty to pay or issue, at its option, cash or additional shares of common stock to the plaintiffs if the trading price of Prison Realty common stock does not reach $4.375 per share for a specified number of trading days during the period from the completion of the settlement through August 31, 2001. In addition, shares issued in the settlement are subject to certain anti-dilution adjustments if Prison Realty undertakes certain transactions (generally, raising equity capital in excess of $110.0 million at less than the stock price guarantee) during the period from August 31, 2001 through December 31, 2001.


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         In addition to the payments of amounts specified above, Prison Realty and the plaintiffs have agreed to certain other matters in connection with the memorandum of understanding, including:

         - restrictions on the form and amount of payments that may be made by Prison Realty to certain affiliates of Prison Realty and CCA and certain third parties in connection with the proposed restructuring of the companies;

         - restrictions on Prison Realty's ability to reprice stock options previously issued to directors or executive officers of the company for a period of 24 months; and

         - the requirement that each committee of the Prison Realty board of directors consist of a majority of directors which were not directors of Prison Realty or its affiliates as of December 1, 1999.

         Prison Realty expects to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission with respect to the settlement of the stockholder litigation which will include the full text of the memorandum of understanding among the parties.

ABOUT THE COMPANIES

         Prison Realty's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tennessee, Prison Realty provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty currently owns or is in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia, and the United Kingdom.

         The companies operating under the "Corrections Corporation of America" name provide detention and corrections services to governmental agencies. The companies are the industry leader in private sector corrections with approximately 70,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia, and the United Kingdom. The companies' full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

         Prison Realty has previously announced a proposed restructuring, pursuant to which, among other things, Prison Realty will merge with CCA and elect to be taxed as a subchapter C corporation commencing with its 2000 taxable year. Prison Realty is seeking stockholder approval of the restructuring at a Special Meeting scheduled for September 12, 2000. Pending stockholder approval, the companies intend to complete the restructuring on or before September 15, 2000. Prison Realty has filed definitive proxy materials with respect to the restructuring with the U.S. Securities and Exchange Commission and has commenced delivery of such materials to its stockholders. Stockholders are urged to read these materials carefully as they include important information with respect to the companies and the proposed restructuring.


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FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding changes related to Prison Realty's operation so as to be taxed as a subchapter C corporation rather than as a REIT commencing with its 2000 taxable year, merger plans between Prison Realty and CCA, and the integration of Prison Realty's and CCA's operations and businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in Prison Realty's filings with the U.S. Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the Commission. Prison Realty does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.